EXHIBIT 10.1

                       NATIONAL SEMICONDUCTOR CORPORATION

                 2002 EXECUTIVE OFFICER INCENTIVE PLAN AGREEMENT


                                    ARTICLE 1

                                   Definitions

     Whenever used in the Agreement, unless otherwise indicated, the following terms shall have the respective meanings set forth below:


Agreement:
----------
     This Executive Officer Incentive Plan Agreement.


Award:
------
     The amount to be paid to a Plan Participant.


Award Date:
-----------
     The date set by the Committee for payment of Awards, usually approximately forty days after the Company makes public its consolidated financial statements for the fiscal year.


Annual Incentive Base Salary:
-----------------------------
     Generally, the annualized base remuneration received by a Participant from the Company at the end of the fiscal year. Extraordinary items, including but not limited to prior awards, relocation expenses, car allowances, international assignment allowances and tax adjustments, sales incentives, amounts recognized as income from stock or stock options, disability benefits (whether paid by the Company or a third party) and other similar kinds of extra or additional remuneration are excluded from the computation of Annual Incentive Base Salary.


Company:
--------
     National Semiconductor Corporation ("NSC"), a Delaware corporation, and any other corporation in which NSC controls directly or indirectly fifty percent (50%) or more of the combined voting power of voting securities, and which has adopted this Plan.


Committee:
----------
     A committee comprised of directors of NSC who are not employees of the Company, as more fully defined in the Executive Officer Incentive Plan.


Disability:
-----------
     Inability to perform any services for the Company and eligible to receive disability benefits under the standards used by the Company's disability benefit plan or any successor plan thereto.


Executive Officer:
------------------
     An officer of the Company who is subject to the reporting and liability provisions of Section 16 of the Securities and Exchange Act of 1934.


Incentive Levels:
-----------------
     Percentage of Annual Incentive Base Salary assigned to a Participant as a Target Award.


Participant:
------------

     An Executive Officer designated as a Participant in accordance with the provisions of Article 3.


Performance Goal:
-----------------

     Factors considered and scored to determine the amount of a Participant's Award, which shall be based on one or more of the business criteria listed in Section 5(b) of the Plan. Individual Performance Goals may have two levels of performance as follows:


     (i) Target -- Expected performance, as established by the Committee, reflecting a degree of difficulty which has a reasonable probability of achievement.

     (ii) Stretch -- Better than Target performance and reflecting a greater degree of difficulty.

     Corporate financial Performance Goals will also have a Threshold level of performance, which will be a minimum acceptable level of performance.

Retirement:
-----------
     Permanent termination of employment with the Company, and (a) the Participant's age is either sixty-five (65) or age is at least fifty-five
     (55) and age plus years of service in the employ of the Company is sixty-five (65) or more, and (b) the retiring Participant has confirmed to the Vice President-Finance of the Company that he or she does not intend to engage in a full-time vocation.


Target Award:
-------------
     The Award, expressed as a percentage of Annual Incentive Base Salary at the assigned Incentive Level, that may be earned by a Participant for achievement of the Target level of performance.

     All capitalized terms used in this Agreement and not otherwise defined herein have the meanings assigned to them in the Executive Officer Incentive Plan.



                                    ARTICLE 2

                                 Effective Date
                                 --------------

         The Agreement will become effective as of May 28, 2001, to be effective for the Company's fiscal year 2002.



                                    ARTICLE 3

                       Eligibility for Plan Participation
                       ----------------------------------

A. Within ninety (90) days after the commencement of the Company's fiscal year, the Committee shall designate those Executive Officers who shall be Plan Participants for the fiscal year and their respective Incentive Levels.

B. Participants will be notified once the Committee has designated Participants for the fiscal year. Continued participation will be re-evaluated by the Committee annually pursuant to Article 3A supra at the beginning of each fiscal year.

C. Newly hired Executive Officers and persons who are promoted to Executive Officers may be added as Participants to the Plan by the Committee during the fiscal year. Such Participants will receive a prorated Award based on time of participation in the Plan.

D. Participants may be removed from the Plan during the fiscal year at the discretion of the Committee. Participants so removed will receive a prorated Award based on length of participation in the Plan.



                                    ARTICLE 4

                         Target Awards/Incentive Levels
                         ------------------------------

A. Each Participant will be assigned an Incentive Level with associated Target Awards expressed as percentages of the Participant's Annual Incentive Base Salary.

B. In the event that a Participant changes positions during the Plan Period and the change results in a change in Incentive Level, whether due to promotion or demotion, the Incentive Level will be prorated to reflect the time spent in each position.


                                    ARTICLE 5

                             Plan Performance Goals
                             ----------------------

A. Performance Goals and associated weights will be established by the Committee within ninety (90) days after the start of the fiscal year. Each individual Performance Goal will have a defined Target level of performance and may have defined Stretch levels as well. Corporate financial Performance Goals will have defined Threshold, Target and Stretch levels of performance. All Participants will be given the same corporate financial Performance Goals. Performance Goals and their associated weights may change from one fiscal year to another fiscal year to reflect the Company's operational and strategic goals, but must be based on one or more of the business criteria listed in Section 5(b) of the Plan.

B. Actual Award amounts may range between 0% and 200% of Target based on actual achievement on Performance Goals. Each Performance Goal will be scored at the end of the fiscal year. The sum of the scoring on the Performance Goals will determine the total performance level for the year.


                                    ARTICLE 6

                        Calculation and Payment of Awards
                        ---------------------------------

A. A Participant's Award will be calculated as a percentage of Annual Incentive Base Salary at the end of the fiscal year as follows:

     1) The Participant's Target Award is determined prior to the beginning of the fiscal year, based on the Participant's Incentive Level and the Annual Incentive Base Salary as reflected by the Company's human resources information systems.

     2) The performance of each Participant is scored at the end of the fiscal year, with the sum of the scoring on each Performance Goal determining the total performance level.

     3) The total performance level shall be multiplied by the Participant's Incentive Level. No one individual Award may exceed 200% of the Participant's Target Award amount.

     4) The Committee may adjust Awards to reflect discretion it deems appropriate. As a result, some or all Award amounts may be adjusted to reflect the exercise of the Committee's discretion.

B. The Committee will score the performance of the Plan Participants. Awards will be paid only after the Committee certifies in writing that the ratings on the Performance Goals have been attained.

C.   Awards will be paid in cash on or about the Award Date.

D. Awards will reflect the Participant's Annual Incentive Base Salary in effect at the end of the fiscal year. Participants who take a leave of absence during the fiscal year for good cause shown to the satisfaction of the Committee will have their Awards prorated to reflect actual pay earned during the fiscal year.

E. Any Awards that are prorated for any reason under the terms of the Plan or this Agreement will be prorated based on the effective date of the change that resulted in the proration.


                                    ARTICLE 7

                            Termination of Employment
                            -------------------------

A. To be eligible to receive an Award, the Participant must be employed by the Company on the last working day of the fiscal year. A Participant whose employment has terminated prior to that date will forfeit the Award, except as otherwise provided in this Article 7.

B. If a Participant's employment is terminated during the fiscal year by Disability, Retirement, or death, the Participant will receive an Award reflecting the Participant's performance and actual period of full-time employment during the fiscal year.

C. Unless local law or regulation provides otherwise, payments of Awards made upon termination of employment by death shall be made on the Award Date to:
     (a) beneficiaries designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction.

D. Participants whose employment is terminated by reduction in force during the fiscal year will receive no Award. If a Participant's employment is terminated by reduction in force after the fiscal year but before the Award Date, the Participant will receive the Award on the Award Date.

E. The Committee reserves the right to reduce an Award to reflect a Participant's absence from work during a fiscal year.

F. Notwithstanding any other provisions of this Agreement to the contrary, the right of a Participant to receive an Award, including Awards deferred pursuant to the provisions of Article 8, shall be forfeited if the Participant's employment is terminated for good cause shown such as acts of moral turpitude, a reckless disregard of the rights of other employees or because of or the Participant is discovered to have engaged in fraud, embezzlement, dishonesty against the Company, obtaining funds or property under false pretenses, assisting a competitor without permission, or interfering with the relationship of the Company with a customer. A Participant's Award will be forfeited for any of the above reasons regardless of whether such act is discovered prior to or subsequent to the Participant's termination of employment or payment of an Award. If an Award has been paid, such payment shall be repaid to the Company by the Participant.


                                    ARTICLE 8

                               Deferral of Awards
                               ------------------

     Participants eligible to participate in the Company's Deferred Compensation Plan (the "Deferred Compensation Plan") may elect to make an irrevocable election to defer receipt of all or any portion of any Award pursuant to and in accordance with the terms of the Deferred Compensation Plan.


                                    ARTICLE 9

                         Interpretations and Rule-Making
                         -------------------------------

     The Committee shall have the sole right and power to: (i) interpret the provisions of the Agreement, and resolve questions thereunder, which interpretations and resolutions shall be final and conclusive; (ii) adopt such rules and regulations with regard to the administration of the Plan as are consistent with the terms of the Plan and the Agreement, and (iii) generally take all action to equitably administer the operation of the Plan and this Agreement.


                                   ARTICLE 10

             Declaration of Incentives, Amendment, or Discontinuance
             -------------------------------------------------------

     The Committee may on or before the Award Date: (i) determine not to make any Awards to any or all Participants for any fiscal year; (ii) make any modification or amendment to this Agreement for any or all Participants provided such modification or amendment is in accordance with the terms of the Plan; or
(iii) discontinue this Agreement for any or all Participants provided such modification or amendment is otherwise in accordance with the Plan.


                                   ARTICLE 11

                                  Miscellaneous
                                  -------------

A. Except as provided in the Deferred Compensation Plan, no right or interest in the Plan is transferable or assignable except by will or the laws of descent and distribution.

B. Participation in the Plan does not guarantee any right to continued employment and the Committee and management reserve the right to dismiss Participants for any reason whatsoever. Participation in one fiscal year does not guarantee a Participant the right to participation in any subsequent fiscal year.

C. The Company reserves the right to deduct from all Awards under this Plan any sums due the Company as well as any taxes or other amounts required by law to be withheld with respect to Award payments.

D. Maintenance of financial information relevant to measuring performance during the fiscal year will be the responsibility of the Chief Financial Officer of the Company.

E. The provisions of the Plan shall not limit, or restrict, the right or power of the Committee to continue to adopt such other plans or programs, or to make salary, bonus, incentive, or other payments, with respect to compensation of Executive Officers, as in its sole judgment it may deem proper.

F. Except to the extent superseded by federal law, this Agreement shall be construed in accordance with the laws of the State of California.

G. No member of the Company's board of directors or any officer, employee, or agent of the Company shall have any liability to any person, firm or corporation based on or arising out of this Agreement or the Plan.

H. Any dispute relating to or arising from this Agreement shall be determined by binding arbitration by a three member panel chosen under the auspices of the American Arbitration Association and acting pursuant to its Commercial Rules, sitting in San Jose, California. The panel may assess all fees, costs and other expenses, including reasonable counsel fees, as the panel sees fit. Notwithstanding the parties' election to use arbitration to resolve disputes under this Agreement, nothing contained in that election shall preclude either party, if the circumstances warrant, from seeking extraordinary relief, such as injunction and attachment, from any court of competent jurisdiction in California.